EXHIBIT 10.11

CONTRIBUTION AGREEMENT RELATED TO RENFRO PROPERTY

CONTRIBUTION AGREEMENT

RENFRO PROPERTY

THIS CONTRIBUTION AGREEMENT – RENFRO PROPERTY (this “Agreement”) is entered into as of April 21, 2009 by and between The GC Net Lease REIT Operating Partnership, L.P. (the “Operating Partnership”) and Kevin A. Shields (“Contributor”).

WHEREAS, the Operating Partnership is considering engaging in various related transactions pursuant to which, among other things, (i) the Operating Partnership would acquire the ownership interests in several entities (the “Contribution Transactions”) that own two net lease real estate properties (the “Griffin Properties”), including (a) 100% of the ownership interests in Plainfield Partners, LLC, which owns a three-story office/laboratory property containing a total of approximately 176,000 rentable square feet located in Plainfield, Illinois and leased to Chicago Bridge & Iron, Co. (the “CB&I Property”), and (b) 100% of the ownership interests in Renfro Properties LLC (“Renfro Properties”), which owns a single-story warehouse/distribution building containing approximately 565,000 rentable square feet located in Clinton, South Carolina and leased to Renfro Corporation (the “Renfro Property”), and (ii) The GC Net Lease REIT, Inc. (the “REIT”) will commence a private placement offering of its common shares and contribute the proceeds therefrom for a like number of units of partnership interest in the Operating Partnership;

WHEREAS, the Contributor currently owns directly and, at the Closing, will own directly the percentage ownership interest in Renfro Properties listed on Exhibit A hereto (the “Interest”); and

WHEREAS, the Operating Partnership desires to acquire from the Contributor, and the Contributor desires to transfer to the Operating Partnership, subject to the terms and conditions set forth herein, all of such Contributor’s Interest in Renfro Properties.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Operating Partnership and the Contributor agree as follows:

ARTICLE I: CONTRIBUTION OF INTEREST

1.1    Contribution of the Interest. Subject to the terms and conditions hereof, the Contributor agrees to contribute or otherwise transfer to the Operating Partnership, and the Operating Partnership agrees to acquire and accept from such Contributor, on the Closing Date (as hereinafter defined), all of such Contributor’s right, title and interest in and to the Interest listed as owned by such Contributor on Exhibit A hereto.

1.2    Contributor Exchange Amount.

(a)    Units Delivered at Closing. Subject to the terms and conditions of this Agreement, in exchange for the contribution of all of the Interest listed on Exhibit A as being owned by the Contributor, the Operating Partnership shall transfer to the Contributor, and upon execution and delivery of the Partnership Agreement (as defined below) by such Contributor, such Contributor shall receive, at the Closing, a number of units of limited partnership interest in the Operating Partnership (“Units”) (rounded to the nearest whole Unit) equal to (i) the applicable percentage listed opposite Contributor’s name on Exhibit A hereto times (ii) 870,000 Units, in a transaction intended to qualify for non-recognition of gain to such Contributor pursuant to Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”). The rights of a holder of Units as of the Closing will be set forth in the First Amended and Restated Agreement of Limited Partnership of The GC Net Lease REIT Operating Partnership, L.P. (the “Partnership Agreement”). Contributor acknowledges and agrees that, with respect to the Interest in Renfro Properties owned by such Contributor as listed on Exhibit A hereto, receipt of the Units in exchange for such Interest shall constitute receipt of fair value (which aggregate value for all of the Interests has been determined by the parties to be $8,700,000, the “Agreed Value”) in exchange for such Contributor’s Interest in Renfro Properties as of the Closing Date, and the Agreed Value deemed contributed to the Operating Partnership by the Contributor, which Agreed Value will be recorded on the Operating Partnership’s books and records, shall be equal to the applicable percentage listed opposite such Contributor’s name on Exhibit A hereto times the Agreed Value.

(b)    Distribution of Units. At the Closing, the Operating Partnership shall issue the Units to the Contributor (as determined pursuant to Section 1.2(a) above). The name of the Contributor and the number of Units issued to such Contributor at the Closing shall be recorded in the books and records of the Operating Partnership.

(c)    Admission as a Limited Partner. Upon execution and delivery of the signature page to the Partnership Agreement by the Contributor at the Closing, and subject to the completion of the Closing, such Contributor shall be admitted to the Operating Partnership as a limited partner of the Operating Partnership and, as such, shall be subject to, and bound by, the Partnership Agreement, including all the terms and conditions thereof, and the power of attorney granted therein.

ARTICLE 2: REPRESENTATIONS, WARRANTIES AND COVENANTS OF CONTRIBUTOR

As a material inducement to the Operating Partnership to enter into this Agreement and to consummate the transactions contemplated hereby, the Contributor hereby makes to the Operating Partnership each of the representations and warranties set forth in this Article 2, severally but not jointly, which representations and warranties are true and correct as of the date hereof.

2.1    Title to the Interest. Contributor owns, directly or indirectly, and at the Closing will own beneficially and of record, free and clear of any claim, lien (including tax liens), option, charge, security interest, mortgage, deed of trust, encumbrance, rights of assignment, purchase rights or other rights of any nature whatsoever of any third party (collectively, “Encumbrances”), and has or will have at the Closing full power and authority to convey free and clear of any Encumbrances, the Interest listed on Exhibit A hereto as being owned by such Contributor and, upon delivery of an assignment by Contributor conveying such Interest and consideration for such Interest as herein provided, the Operating Partnership (or its designee) will acquire good and valid title thereto, free and clear of any Encumbrance, in each case, except (i) Encumbrances created in favor of the Operating Partnership by the transactions contemplated hereby, or (ii) Encumbrances that are extinguished at or prior to Closing.

2.2     Authority. Contributor has full right, authority, power and capacity (a) to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Contributor pursuant to this Agreement, (b) to carry out the transactions contemplated hereby and thereby, and (c) to transfer, sell and deliver all of the Interest listed on

Exhibit A hereto as being owned by such Contributor to the Operating Partnership (or its designee) in accordance with this Agreement. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of Contributor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Contributor, each enforceable in accordance with its respective terms. The execution, delivery and performance of this Agreement and each such agreement, document and instrument by or on behalf of Contributor (i) does not and will not violate any foreign, federal, state, local or other laws applicable to such Contributor or require such Contributor to obtain any approval, consent or waiver of, or make any filing with, any person or authority (governmental or otherwise) that will not be obtained or made at or prior to the Closing, and (ii) if such Contributor is not an individual, does not and will not violate such Contributor’s partnership agreement, operating agreement or other organizational documents, (iii) except for the consent of Inland Bank & Trust (the “Lender”), which will be obtained prior to Closing, does not and will not violate any term, condition or provision of, or constitute a default under, any bond, note or other evidence of indebtedness or any contract, lease or other instrument to which such Contributor is a party or by which the property of such Contributor is bound or affected, and (iv) does not and will not result in the creation of any Encumbrance on the Renfro Property or assets of Renfro Properties.

2.3    Litigation. There is no litigation or proceeding, either judicial or administrative, pending or, to Contributor’s knowledge, threatened, affecting all or any portion of such Contributor’s Interest, the Renfro Property or such Contributor’s ability to consummate the transactions contemplated hereby. There is no outstanding order, writ, injunction or decree of any court, government, governmental entity or authority or arbitration against or affecting all or any portion of Contributor’s Interest or the Renfro Property, which in any such case would impair such Contributor’s ability to enter into and perform all of such Contributor’s obligations under this Agreement.

2.4    No Agreements to Sell. Except to the extent contemplated herein, Contributor is not currently a party to any agreement to sell, transfer or otherwise encumber or dispose of such Contributor’s Interest.

2.5    Status as a United States Person. Contributor represents and warrants that such Contributor is not a foreign person within the meaning of Section 1445 of the Code (“Section 1445”). Contributor’s U.S. social security number (in the case of an individual) or U.S. taxpayer identification number (in the case of an entity) that has previously been provided to Renfro Properties is correct. Contributor’s home address (in the case of an individual) or office address (in the case of an entity) is that most recent address previously provided to Renfro Properties. Upon request by the Operating Partnership, Contributor agrees to complete and provide to the Operating Partnership prior to the Closing a certificate of non-foreign status substantially in the form provided in Section 1.1445-5(b)(3)(D) of the Treasury regulations.

2.6    No Insolvency Proceedings. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to Contributor’s knowledge, threatened against such Contributor or the Renfro Property, nor are any such proceedings contemplated by such Contributor.

2.7    No Brokers. Contributor represents that it has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any person or firm which will result in the obligation of the Operating Partnership to pay any brokerage commission in connection with the transactions contemplated hereby.

2.8    Conditional Nature of Transaction. Contributor acknowledges and understands that it is a condition to the Operating Partnership’s obligations to close the transactions contemplated hereby that the contribution of the CB&I Property shall have occurred (or will occur simultaneously with the Closing), that the occurrence of the contribution of the CB&I Property is wholly within the sole and absolute discretion of the REIT, the Operating Partnership, and their affiliates, and that such Contributor has no right to force the contribution of the CB&I Property to occur, on any terms.

2.9    Securities Law Matters; Transfer Restrictions.

(a)    Contributor acknowledges that the Operating Partnership intends the offer and issuance of the Units to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws by virtue of (i) the status of such Contributor as an “accredited investor” within the meaning of the federal securities laws, and (ii) Regulation D promulgated under Section 4(2) of the Securities Act (“Regulation D”), and that the Operating Partnership will rely in part upon the representations and warranties made by such Contributor in this Agreement in making the determination that the offer and issuance of the Units qualify for exemption under Rule 506 of Regulation D as an offer and sale only to “accredited investors.”

(b)    Contributor is an “accredited investor” within the meaning of the federal securities laws.

(c)    Contributor will acquire the Units for his or its own account and not with a view to, or for sale in connection with, any “distribution” thereof within the meaning of the Securities Act. Contributor does not intend or anticipate that such Contributor will rely on this investment as a principal source of income.

(d)    Contributor has sufficient knowledge and experience in financial, tax, and business matters to enable him to evaluate the merits and risks of investment in the Units. Contributor has the ability to bear the economic risk of acquiring the Units. Contributor acknowledges that (i) the transactions contemplated by this Agreement involve complex tax consequences for such Contributor, and Contributor is relying solely on the advice of such Contributor’s own tax advisors in evaluating such consequences, (ii) the Operating Partnership has not made (nor shall it be deemed to have made) any representations or warranties as to the tax consequences of such transaction to such Contributor, and (iii) references in this Agreement to the intended tax effect of the transactions contemplated hereby shall not be deemed to imply any representation by the Operating Partnership as to a particular tax effect that may be obtained by such Contributor. Contributor remains solely responsible for all tax matters relating to such Contributor.

(e)    Contributor has been supplied with, or had access to, information to which a reasonable investor would attach significance in making an investment decision to acquire the Units and any other information such Contributor has requested. Contributor has had an opportunity to ask questions of, and receive information and answers from, the Operating Partnership and the REIT concerning the Operating Partnership, the REIT, the Units, the contribution of the CB&I Property and the REIT common shares into which the Units may be redeemed, and to assess and evaluate any information supplied to such Contributor by the Operating Partnership or the REIT, and all such questions have been answered, and all such information has been provided to the full satisfaction of such Contributor.

(f)    Contributor acknowledges that such Contributor is aware that there are substantial restrictions on the transferability of the Units and that the Units will not be registered under the Securities Act or any state securities laws, and such Contributor has no right to require that they be so registered. Contributor agrees that any Units he acquires will not be sold in the absence of registration unless such sale is exempt from registration under the Securities Act and applicable state securities laws. Contributor acknowledges that such Contributor shall be responsible for compliance with all conditions on transfer imposed by any securities authority and for any expenses incurred by the Operating Partnership for legal or accounting services in connection with reviewing such a proposed transfer or issuing opinions in connection therewith.

(g)    Contributor understands that no federal agency (including the Securities and Exchange Commission) or state agency has made or will make any finding or determination as to the fairness of an investment in the Units (including, as to the Contributor, the Agreed Value determined pursuant to Section 1.2(a)).

(h)    Contributor understands that there is no established public, private or other market for the Units acquired by such Contributor hereunder and it is not anticipated that there will be any public, private or other market for such Units in the foreseeable future.

(i)    Contributor understands that Rule 144 promulgated under the Securities Act is not currently available with respect to the sale of Units.

2.10    Reliance. Contributor acknowledges that it understands the meaning and legal consequences of the representations and warranties in this Article 2, and that the Operating Partnership may rely upon such representations and warranties in determining whether to enter into this Agreement. Contributor agrees to indemnify, defend and hold harmless the Operating Partnership, the REIT, and the officers, directors and affiliates thereof, and any employees or agents of any of the foregoing, against any and all loss, liability, claim, damage or expense whatsoever (including, but not limited to, any and all expenses, including attorneys’ fees, reasonably incurred in investigating, preparing or defending against any claim or litigation commenced or threatened) due to or arising out of a breach of any such representations or warranties.

ARTICLE 3: CONDITIONS TO CLOSING

3.1    Conditions to the Operating Partnership’s Obligation to Close. The obligation of the Operating Partnership to consummate the Closing with respect to the Contributor’s Interest is subject to the fulfillment, at or prior to the Closing, of the following conditions (unless such conditions are waived in writing by the Operating Partnership):

(a)    Contribution of the CB&I Property. The contribution to the Operating Partnership of the CB&I Property, in such form(s) as the Operating Partnership, in its sole and absolute discretion, shall have determined to be acceptable, shall have occurred (or is occurring simultaneously with the Closing).

(b)    Minimum Offering. The REIT shall have raised at least $1 million in the Offering (the “Minimum Offering”) and the offering proceeds released from escrow.

(c)    Representations and Warranties. The representations and warranties made by such Contributor pursuant to this Agreement shall be true and correct in all respects when made, and on and as of the Closing Date, as though such representations and warranties were made on the Closing Date.

(d)    Performance. Contributor shall have performed and complied with all agreements and covenants that such Contributor is required to perform or comply with pursuant to this Agreement prior to the Closing.

(e)    Legal Proceedings. No action or proceeding by or before any governmental authority shall have been instituted that is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted by the Contributor.

(f)    Consents and Approvals. All necessary consents of governmental and private parties to effect the transactions contemplated by this Agreement (as they relate to such Contributor), including, without limitation, consents of any other members of Renfro Properties, and the Lender, shall have been obtained.

(g)    Reliance on Regulation D. The Operating Partnership shall, based on advice of its counsel, be reasonably satisfied that the issuance and the contemplated distribution of Units to such Contributor may be made without registration under the Securities Act in reliance upon Regulation D.

3.2    Conditions to Contributor’s Obligation to Close. The obligation of the Contributor to consummate the Closing is subject to the fulfillment, at or prior to the Closing, of the following conditions (unless such conditions are waived in writing by such Contributor):

(a)    Performance. The Operating Partnership shall have performed and complied with all agreements and covenants (as they relate to such Contributor) that it is required to perform or comply with pursuant to this Agreement prior to the Closing.

(b)    Tax Protection Agreement. The REIT, the Operating Partnership and the Contributor shall have entered into that certain Tax Protection Agreement evidencing their agreement regarding amounts that may be payable to the Contributor as a result of certain actions being taken by the Operating Partnership relating to the disposition of the Griffin Properties.

(c)    Legal Proceedings. No action or proceeding by or before any governmental authority shall have been instituted that is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement (as they relate to such Contributor), other than an action or proceeding instituted by the Operating Partnership; provided, that the foregoing condition shall be deemed to have been satisfied if the Operating Partnership shall have fully indemnified such Contributor from any loss, liability, claim, damage or expense arising out of such Contributor’s proceeding to close under this Agreement in the face of any such action or proceeding.

(d)    Consents and Approvals. All necessary consents of governmental and private parties to effect the transactions contemplated by this Agreement (as they relate to such Contributor), including, without limitation, consents of any other members or partners of any of the selling entities or lenders, shall have been obtained; provided, that the foregoing condition shall be deemed to have been satisfied if the Operating Partnership shall have fully indemnified such Contributor from any loss, liability, claim, damage or expense arising out of such

Contributor’s proceeding to close under this Agreement without having obtained a necessary consent.

ARTICLE 4: CLOSING

4.1    Closing. The closing hereunder (the “Closing”) shall occur, at the election of the Operating Partnership, concurrently with the closing of the contribution of the CB&I Property, which date shall be on or after the Minimum Offering has been received by the REIT and which date the Operating Partnership shall designate in writing to the Contributor at least one business day prior to such date, at the same location as the closing of the CB&I Property, provided that the conditions for the Closing as set forth in Article 3 hereof applicable to the transaction with such Contributor shall have occurred (or have been waived by the party that benefits from such conditions), and this Agreement shall not have been terminated as to such Contributor pursuant to Article 5 hereof. The date on which a Closing occurs is referred to herein as the “Closing Date.”

4.2    Closing Deliveries by Contributor. At the Closing, the Contributor shall execute and deliver to the Operating Partnership the following:

(a)    a duly executed Assignment Agreement, substantially in the form attached hereto as Exhibit B (“Assignment Agreement”), pursuant to which the Contributors shall convey to the Operating Partnership or its designee title to the Interest in Renfro Properties, free and clear of Encumbrances,;

(b)    a duly executed signature page to the Partnership Agreement executed by such Contributor;

(c)    a duly executed signature page to the Tax Protection Agreement; and

(d)    such documents and certificates as the Operating Partnership may reasonably request (i) to establish the authority of the parties executing any documents in connection with the Closing, or (ii) to reflect the parties’ intentions regarding the transfer of the Interest.

4.3    Closing Deliveries by the Operating Partnership. At the Closing, the Operating Partnership shall execute and deliver to the Contributor the following:

(a)    a certificate evidencing ownership of the applicable number of units calculated in accordance with Section 1.2(a) hereof;

(b)    a duly executed signature page to the Partnership Agreement; and

(c)    a duly executed signature page to the Tax Protection Agreement.

ARTICLE 5: TERMINATION

5.1    Termination by the Operating Partnership. The Operating Partnership shall have the right to terminate this Agreement as to the Contributor at any time prior to the Closing following the occurrence of any of the following events:

(a)    as to the Contributor, the determination by the Operating Partnership, in its sole and absolute discretion, not to proceed with the contribution of the CB&I Property;

(b)    the failure of the REIT to achieve the Minimum Offering on or before December 31, 2009;

(c)    as to the Contributor, the determination that any representation or warranty of such Contributor contained herein is no longer true or correct, and that such representation or warranty cannot reasonably be expected to be true and correct at the Closing; or

(d)    as to the Contributor, at any time for any reason.

5.2    Effect of Termination. Upon the termination of this Agreement as to the Contributor pursuant to Section 5.1 hereof, neither the Operating Partnership nor such Contributor shall have any liability to the other in connection with the transactions contemplated hereby, or as a result of the termination of this Agreement; provided, that the foregoing shall not relieve the Operating Partnership or such Contributor of any liability as a result of a breach of any of the terms of this Agreement.

ARTICLE 6: COVENANTS AND OTHER AGREEMENTS

6.1    Consent to Transfer; Other Approvals.

(a)    Contributor hereby consents to the admission of the Operating Partnership as a substituted member or partner, as applicable, in Renfro Properties, to the extent such Contributor’s consent is required.

(b)    Contributor hereby acknowledges and agrees that the execution and delivery of this Agreement by such Contributor shall constitute the consent, waiver or approval by such Contributor, in its capacities as a member, partner and/or officer of Renfro Properties, pursuant to applicable law or Renfro Properties’ organizational documents or other agreements, to the transactions contemplated hereby, including, without limitation, the transfer of the Interest. For the avoidance of doubt, to the extent the consent, waiver or approval of the Contributor, in its capacity as a member, partner or officer of Renfro Properties is required, such Contributor shall be deemed to have given such consent, waiver or approval pursuant hereto.

6.2    Further Assurances. Contributor shall execute and deliver to the Operating Partnership all such other and further instruments and documents and take or cause to be taken all such other and further actions as the Operating Partnership may reasonably request in order to effect the transactions contemplated by this Agreement, including instruments or documents deemed necessary or desirable by the Operating Partnership to effect and evidence the conveyance of the Interest in accordance with the terms of this Agreement.

ARTICLE 7: MISCELLANEOUS

7.1    Amendment; Waiver. Any amendment hereto shall be effective only if signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

7.2    Entire Agreement; Counterparts; Applicable Law. This Agreement shall (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) may be executed in one or more counterparts, each of which will be deemed an original and all of which shall constitute one and the same instrument, and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware without giving effect to the conflict of law provisions thereof.

7.3    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect; provided, further, however, that the Operating Partnership may assign this Agreement and any agreement contemplated hereunder or thereunder to a subsidiary of the Operating Partnership, or to any entity into which the Operating Partnership is reorganized, or to the REIT, without the consent of the Contributor.

7.4    Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the Operating Partnership to effect such replacement.

7.5    Equitable Remedies. The parties hereto agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of California (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

7.6    Attorneys’ Fees. In connection with any litigation or a court proceeding arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorneys’ fees and legal assistants’ fees and costs whether incurred prior to trial, at trial, or on appeal.

7.7    Survival. It is the express intention and agreement of the parties hereto that the representations, warranties and covenants of the Contributor set forth in this Agreement shall survive the consummation of the transactions contemplated hereby.

7.8    Time of the Essence. Time is of the essence with respect to the Contributor’s obligations under this Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Agreement, or caused the Agreement to be duly executed and delivered on its behalf, as of the date first set forth above.

THE OPERATING PARTNERSHIP:

The GC Net Lease REIT Operating Partnership, L.P.

By: The GC Net Lease REIT, Inc., Its General Partner

By: /s/ Kevin A. Shields
Kevin A. Shields, President

CONTRIBUTOR:

/s/ Kevin A. Shields
Kevin A. Shields

EXHIBIT A

SCHEDULE OF MEMBERS PERCENTAGE OWNERSHIP INTEREST TO BE CONTRIBUTED

Member	% Ownership Interest in Renfro Properties to be Contributed to the Operating Partnership
Kevin A. Shields	100.0%

EXHIBIT B

FORM OF ASSIGNMENT AGREEMENT